Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

(in 000's)

	Fiscal Year Ended								Period from March 28,	Period from June 17,	Twelve Months	Pro Forma Twelve Months
	March 31, 2001		March 30, 2002		March 29, 2003		March 27, 2004		2004 to June 16, 2004	2004 to June 26, 2004	Ended June 25, 2005	Ended June 25, 2005
	(Predecessor)		(Predecessor)		(Predecessor)		(Predecessor)		(Predecessor)	(Successor)	(Successor)	(Successor)
Income (loss) before income taxes	$16,151		$14,306		$18,886		$18,935		$(25,808)	$(2,305)	$(5,934)	$11,353
Add: Fixed Charges	15,069		11,435		8,697		8,754		1,404	823	44,041	26,754
Amortization of Capitalized Interest	207		257		284		295		68	8	303	303
Minus: Capitalized Interest	(927)		(630)		(199)		(153)		(2)	(3)	(86)	(86)

Earnings (loss) as adjusted	$30,500		$25,368		$27,668		$27,832		$(24,338)	$(1,477)	$38,324	$38,324

Fixed Charges:
Interest Expense	$6,147		$1,749		$654		$411		$21	$492	$32,360	$15,073
Amortization of debt issue costs	–		–		–		–		–	73	2,991	2,991
Capitalized Interest	927		630		199		153		2	3	86	86
Portion of rents representative of interest factor	7,995		9,056		7,844		8,190		1,381	255	8,604	8,604

Total Fixed Charges	$15,069		$11,435		$8,697		$8,754		$1,404	$823	$44,041	$26,754

Ratio of earnings to fixed charges(1)	2.0	x	2.2	x	3.2	x	3.2	x	–	–	–	1.4x

(1)	The computed ratio of earnings to fixed charges for the period from March 28, 2004 to June 16, 2004, the period from June 17, 2004 to June 26, 2004, and the twelve months ended June 25, 2005 is less than one-to-one, which indicates that earnings are inadequate to cover fixed charges. The coverage deficiency for the period from March 28, 2004 to June 16, 2004, the period from June 17, 2004 to June 26, 2004, and the twelve months ended June 25, 2005 was $25,742, $2,300, and $5,717, respectively. On a pro forma basis, after giving effect to the offering of the outstanding note, the intended use of the net proceeds from that offering, the proposed initial public offering and the use of proceeds of that offering, as if each transaction had occurred on June 27, 2004, the ratio of earnings to fixed charges would be 1.4x.